Pricing supplement No. 473C/A† To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement C dated July 15, 2008	Registration Statement No. 333-137902 Dated August 29, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$5,523,000†

100% Principal Protection Absolute Return Barrier M-Notes Linked to the S&P 500® Index due on February 26, 2010

General

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The notes are 100% principal-protected notes that will pay a return based on the absolute value of the return of the S&P 500® Index (the “Index”) if the closing level of the Index remains within a specified range during the Observation Period and in all cases, will pay a minimum return, as specified below. Consequently, the notes are designed for investors who seek a positive capped return if the Index return is positive or negative, as long as the Index closing level remains within a specified range throughout the observation period, and who are willing to forgo interest payments.

•	The notes are the senior unsecured obligations of Deutsche Bank AG due February 26, 2010.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The notes priced on August 26, 2008 and are expected to settle three business days later on August 29, 2008 (the “Settlement Date”).

Key Terms

Issuer:		Deutsche Bank AG, London Branch.

Rating:		Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.††

Index:		S&P 500® Index (the “Index”).

Payment at Maturity:		At maturity, you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus the Additional Amount.

Additional Amount:		The Additional Amount paid at maturity per $1,000 note principal amount will equal:

•      If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, $1,000 times the greater of (i) the Absolute Index Return and (ii) the Minimum Return; or

•      If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any one or more trading days during the Observation Period, $1,000 times the Minimum Return.

Upside Barrier:		20.00%

Downside Barrier		15.00%

Minimum Return:		1.50%

Upper Index Barrier:		1,525.82, which is equal to the Index Starting Level x (1 + Upside Barrier).

Lower Index Barrier:		1,080.78, which is equal to the Index Starting Level x (1 – Downside Barrier).

Absolute Index Return:	Absolute value of:	[ Index Ending Level – Index Starting Level ]
Index Starting Level

Index Starting Level:		1,271.51

Index Ending Level:		The Index closing level on the Final Valuation Date.

Observation Period:		The period of trading days on which there is no market disruption event with respect to the Index commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Trade Date:		August 26, 2008

Final Valuation Date:		February 23, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Term; Maturity Date:		18 months; February 26, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:		2515A0 RS 4

ISIN:		US2515A0RS41

† The purpose of this amended pricing supplement is to increase the aggregate principal amount of the notes sold from $5,134,000 to $5,523,000. No other terms of the notes are changed by this amended pricing supplement.

†† A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 9 in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000	$0.00	$1,000.00
Total	$5,523,000.00	$0.00	$5,523,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

On August 28, 2009, a registration fee of $201.77 was paid in respect of notes with a maximum aggregate offering price of $5,134,000.00. Pursuant to this amended pricing supplement, an additional registration fee of $15.29 is being paid in respect of notes with a maximum aggregate offering price of $389,000.00. This brings the total maximum aggregate offering price of the notes to $5,523,000.00 and the total registration fees paid in respect of the notes to $217.06.

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$389,000.00	$15.29

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement C dated July 15, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement C dated July 15, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508151136/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any material change to the terms of the notes, and you will be asked to accept such material change in connection with your purchase of any notes. You may also choose to reject such material change, in which case we may reject your offer to purchase the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 note principal amount for a hypothetical range of performance for the Index Return from -100% to +100% and uses an Index Starting Level of 1,271.51, an Upside Barrier of 20.00%, an Upper Index Barrier of 1,525.82 and, based on the Downside Barrier of 15.00%, a Lower Index Barrier of 1,080.78. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		The Index Never Closes Outside the Stated Index Barriers			The Index Closes Outside the Stated Index Barriers
Hypothetical Index Ending Level	Index Return (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)
2,543.02	100.00%	N/A	N/A	N/A	$15.00	$1,015.00	1.50%
2,225.14	75.00%	N/A	N/A	N/A	$15.00	$1,015.00	1.50%
1,907.27	50.00%	N/A	N/A	N/A	$15.00	$1,015.00	1.50%
1,525.82	20.00%	$200.00	$1,200.00	20.00%	$15.00	$1,015.00	1.50%
1,474.95	16.00%	$160.00	$1,160.00	16.00%	$15.00	$1,015.00	1.50%
1,424.09	12.00%	$120.00	$1,120.00	12.00%	$15.00	$1,015.00	1.50%
1,373.23	8.00%	$80.00	$1,080.00	8.00%	$15.00	$1,015.00	1.50%
1,322.37	4.00%	$40.00	$1,040.00	4.00%	$15.00	$1,015.00	1.50%
1,284.23	1.00%	$15.00	$1,015.00	1.50%	$15.00	$1,015.00	1.50%
1,271.51	0.00%	$15.00	$1,015.00	1.50%	$15.00	$1,015.00	1.50%
1,258.79	-1.00%	$15.00	$1,015.00	1.50%	$15.00	$1,015.00	1.50%
1,220.65	-4.00%	$40.00	$1,040.00	4.00%	$15.00	$1,015.00	1.50%
1,169.79	-8.00%	$80.00	$1,080.00	8.00%	$15.00	$1,015.00	1.50%
1,118.93	-12.00%	$120.00	$1,120.00	12.00%	$15.00	$1,015.00	1.50%
1,080.78	-15.00%	$150.00	$1,150.00	15.00%	$15.00	$1,015.00	1.50%
1,068.07	-16.00%	N/A	N/A	N/A	$15.00	$1,015.00	1.50%
635.76	-50.00%	N/A	N/A	N/A	$15.00	$1,015.00	1.50%
317.88	-75.00%	N/A	N/A	N/A	$15.00	$1,015.00	1.50%
0.00	-100.00%	N/A	N/A	N/A	$15.00	$1,015.00	1.50%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases by 12% from the Index Starting Level of 1,271.51 to an Index Ending Level of 1,424.09, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120, and the final payment at maturity is equal to $1,120 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of

($1,000 x [(1,424.09 – 1,271.51)/1,271.51]) = $1,120

Example 2: The level of the Index decreases by 12% from the Index Starting Level of 1,271.51 to an Index Ending Level of 1,118.93, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120, and the final payment at maturity is equal to $1,120 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of

($1,000 x [(1,118.93 – 1,271.51)/1,271.51]) = $1,120

Example 3: The level of the Index increases by 1% from the Index Starting Level of 1,271.51 to an Index Ending Level of 1,284.23, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Minimum Return is greater than the Absolute Index Return, the Additional Amount is equal to $15, and the final payment at maturity is equal to $1,015 per $1,000 note principal amount, representing a total return of 1.5% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + $15 = $1,015

Example 4: The level of the Index closes above the Upper Index Barrier on at least one day during the Observation Period and ultimately increases by 12% from the Index Starting Level of 1,271.51 to an Index Ending Level of 1,424.09. Because the level of the Index has closed above the Upper Index Barrier, the Additional Amount is equal to $15, and the final payment at maturity is equal to $1,015 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $15 = $1,015

Example 5: The level of the Index closes below the Lower Index Barrier on at least one day during the Observation Period and ultimately decreases by 12% from the Index Starting Level of 1,271.51 to an Index Ending Level of 1,118.93. Because the level of the Index has closed below the Lower Index Barrier, the Additional Amount is equal to $15, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $15 = $1,015

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 101.5% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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EXPOSURE TO ABSOLUTE INDEX RETURN AND ABSOLUTE RETURN BARRIERS — If the Index closing level never exceeds the Upper Index Barrier and never falls below the Lower Index Barrier on any trading day during the Observation Period, at maturity you will receive, in addition to the return of your principal, for each $1,000 note principal amount, a payment equal to $1,000 times the greater of (i) the Absolute Index Return and (ii) the Minimum Return. The Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative. Thus, the notes provide a positive return when the Index closing levels during the Observation Period remain between the Upper Index Barrier and the Lower Index Barrier but the return on the notes will be limited to the Minimum Return if there are large movements, whether positive or negative, in the Index level that cause the Index closing level to exceed the Upper Index Barrier or fall below the Lower Index Barrier on any trading day during the Observation Period. The Minimum Return is equal to 1.50% per note principal amount.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX — The return on the notes is linked to the performance of the S&P 500® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the Index is currently based on the relative aggregate market value of the common stocks of 500 companies (the “component stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For purposes of the Index, historically, the market value of any component stock was calculated as the product of the market price per share and the number of outstanding shares of such component stock. On March 21, 2005, Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc., began to calculate the market value of the component stocks on a float-adjusted basis. S&P completed the transition to a fully float-adjusted basis on September 16, 2005. The float-adjusted calculation excludes certain stocks that do not publicly trade, such as significant blocks of stock held by affiliates of the issuer or by governments. The component stocks are not stocks of the 500 largest companies listed on the NYSE, nor are all component stocks listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve this objective. For additional information about the Index, see the information set forth under “The S&P 500® Index” in this pricing supplement.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Under this treatment, regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

We have determined that the comparable yield is 3.348% per annum, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” for each $1,000.00 note principal amount consists of a single payment at maturity equal to $1,050.99. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement C dated July 15, 2008.

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IF THE INDEX CLOSES OUTSIDE THE STATED INDEX BARRIERS, THE MARKET VALUE OF YOUR NOTES WILL DECLINE AND YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT PLUS THE MINIMUM RETURN AT MATURITY, SUBJECT TO OUR ABILITY TO MEET OUR OBLIGATIONS — The return on the notes at maturity, if any, is linked to the performance of the Index and is contingent upon the Index closing levels remaining equal to or below the Upper Index Barrier and equal to or above the Lower Index Barrier on all trading days during the Observation Period and the magnitude of the Absolute Index Return. YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT OF YOUR NOTES PLUS THE MINIMUM RETURN AT MATURITY IF THE ABSOLUTE INDEX RETURN IS BETWEEN ZERO AND 1.5% OR IF THE INDEX CLOSING LEVEL EXCEEDS THE UPPER INDEX BARRIER OR FALLS BELOW THE LOWER INDEX BARRIER ON ANY TRADING DAY DURING THE OBSERVATION PERIOD. Payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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UNLIKE ORDINARY SENIOR NOTES, THE NOTES DO NOT PAY INTEREST — The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. The return on your investment in the notes may be equal to the Minimum Return and, therefore, less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market interest rates on the notes in exchange for an Additional Amount based on whether the Index closing levels remain within the stated Index barriers throughout the Observation Period and on the Index Ending Level.

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THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE MINIMUM RETURN — You may receive a lower payment at maturity than you would have received if you had invested in the Index, the component stocks underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period, the Additional Amount will be limited to the Minimum Return, and your payment at maturity remains subject to our ability to meet our obligations.

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YOUR POTENTIAL RETURN ON THE NOTES IS LIMITED AND CONTINGENT UPON THE INDEX CLOSING LEVELS REMAINING WITHIN THE STATED INDEX BARRIERS — Your investment in the notes may not perform as well as an investment in a security with a return based solely on the performance of the Index. Your ability to participate in the performance of the Index is limited by the Upside Barrier and Downside Barrier features of the notes. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period, the return on the notes will not be determined by reference to the Absolute Index Return even though the Absolute Index Return may reflect significant appreciation or depreciation in the Index over the term of the notes (the Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative). Because the Upside Barrier is set at 20.00% and the Downside Barrier is set at 15.00% of the Index Starting Level, the maximum return on the notes will be 20.00% of the principal amount if the Index Return is positive and 15.00% of the principal amount if the Index Return is negative.

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NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the payment at maturity described in this pricing supplement is based on the full face amount of your notes, the original issue price of the notes may include commissions paid to agents and will include the cost of hedging our obligations under the notes. Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the component stocks underlying the Index and consequently have an impact on the performance of the Index, and may adversely affect the Absolute Index Return and/or may cause the Index to close outside of the stated Index barriers. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

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whether the Index closing level has exceeded the Upper Index Barrier or fallen below the Lower Index Barrier on any trading day during the Observation Period and, if not, whether the level of the Index is close to the Upper Index Barrier or the Lower Index Barrier;

•	the expected volatility of the Index;

•	the time remaining to maturity of the notes;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005 the Index became fully float adjusted. S&P’s criteria for selecting stocks for the Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500® Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share Issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share Repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special Cash Dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes
Spinoffs	If the spun-off company is not added to the S&P 500® Index, then Index market value minus value of the spun-off unit	Yes
	If the spun-off company is added to the S&P 500® Index, no company is removed from the Index	No
	If the spun-off company is added to the S&P 500® Index, another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the notes.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the notes. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily Index closing levels from January 1, 1998 through August 26, 2008. The closing level of the S&P 500® Index on August 26, 2008 was 1,271.51. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level or that the Index closing levels will remain within the stated Index barriers throughout the Observation Period. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note principal amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.